Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of January 19, 2021 by and between ARC Global Investments LLC, a Delaware limited liability company, and Patrick Orlando (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of common stock, $0.0001 par value per share, of Benessere Capital Acquisition Corp. Each Party hereto agrees that the Schedule 13D, dated January 19, 2021, relating to such beneficial ownership, is filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: January 19, 2021	ARC GLOBAL INVESTMENTS LLC

	By:	/s/ Patrick Orlando
		Name:	Patrick Orlando
		Title:	Managing Member

Date: January 19, 2021		/s/ Patrick Orlando
Patrick Orlando